Filed Pursuant to Rule 424(b)(3)

Registration No. 333-181987

PROSPECTUS

KIT digital, Inc.

15,050,000 Shares of Common Stock

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This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus, and any of their respective pledgees, donees, transferees or other successors in interest, of up to 15,050,000 shares of common stock of KIT digital, Inc. The number of shares the selling stockholders may sell includes shares of common stock that are currently outstanding, plus shares of common stock that they may receive if they exercise their warrants or that may potentially be issuable to them in connection with the dilutive adjustment described more fully under “Description of the Transaction” in this prospectus. We are filing the registration statement (of which this prospectus is a part) at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the shares and warrants described in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we may receive the exercise price of the warrants if they are exercised.

We have agreed to pay all legal, accounting, registration and related fees and expenses in connection with the registration of these shares and to indemnify the selling stockholders against all losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, in connection with any misrepresentation made by us in this prospectus. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of their shares.

The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “KITD.” On June 15, 2012, the closing price of the common stock on Nasdaq was $4.70 per share. We urge you to obtain current market quotations for our common stock.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is June 15, 2012

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Unless the context otherwise requires, references in this prospectus to “KIT digital,” “we,” “us” and “our” refer to KIT digital, Inc. and its subsidiaries.

KIT digital, Inc.

KIT digital provides video technology solutions that power the transformation of traditional broadcast infrastructure to IP-based software systems. Our solutions are based on two primary video product platforms:

•	KIT Cosmos is a broadcast-grade, customizable platform for the most advanced IPTV video deployments. It is designed for tier one multi-channel service providers and broadcasters seeking to build over-the-top video and "TV Everywhere" solutions. KIT Cosmos can be quickly and easily integrated with existing broadcast infrastructure, lowering deployment costs and customers' time to market. Customers include Mediaset, Sky Germany and Sky Italia.

•	KIT Cloud is a mid-tier, cloud-based (multitenant) platform for video publishing and monetization designed for enterprise and media & entertainment organizations seeking an intuitive, turnkey system to manage their videos. KIT Cloud customers can easily upload and transcode their videos for delivery to the web and mobile devices. Social syndication tools that increase viewer traffic and engagement are also available. Customers include Airbus, Delta, Elle, FedEx, L'Equipe, NBC Universal and Volkswagen.

Both KIT Cloud and KIT Cosmos are supported by the KIT Platform Operations Manager, our proprietary operational support system that ensures broadcast-grade quality of service while reducing the cost, risk and complexity of deploying advanced IP video solutions. The reach of the solutions is extended by the KIT Connected Device Framework, a comprehensive software development kit that enables non-technical customers to distribute their videos to connected TVs, set top boxes, game consoles, tablets and mobile handsets.

We have nearly 2,500 customers across three primary verticals: network operators, such as cable, telephone and wireless companies that act as traditional infrastructure-based distributors of content; media companies that are the sources of both owned and aggregated content; and non-media enterprises that own and distribute content for their own commercial purposes, including corporate communications, human resources, training, and security and surveillance. We serve these segments by providing software licenses, managed services where we operate their run-time environments, professional services, and broadcast systems integration solutions.

Geographically, our businesses operate across three core regions: (i) Europe, the Middle East and Africa (EMEA), (ii) the Americas and (iii) Asia-Pacific. We maintain 12 principal offices around the world, with regional headquarters in London, New York and Singapore.

We were incorporated under the laws of the State of Delaware in August 1998. Our principal executive offices are located at 26 West 17th Street, 2nd Floor New York, New York 10011 and our telephone number is +1 (646) 553-4845. We maintain a corporate website at www.kitd.com. Other information regarding our company can be found on our corporate website under “Investor Relations.” Neither the contents of our website nor downloadable files found there constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders	15,050,000 shares

Common stock outstanding (as of June 15, 2012)	54,941,040 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering, but we will receive the exercise price of the warrants if the warrants are exercised. See “Use of Proceeds.”

Nasdaq Global Select Market symbol	KITD

RISK FACTORS

Investing in our common stock involves significant risks and uncertainties. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and revised or supplemented by our Quarterly Report on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is on file with the SEC and is incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Before making an investment decision, you should carefully consider these risks and uncertainties, as well as others we incorporate by reference in this prospectus and any prospectus supplement, or we include below:

Future sales of our common stock issued and issuable in connection with our May 2012 private placement, as described under "Description of the Transaction" below, may depress the market price of our common stock and make it difficult to raise additional equity capital.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market. On May 18, 2012, pursuant to a Securities Purchase Agreement dated as of May 15, 2012, we issued 7,000,000 shares of common stock  and warrants to purchase 5,250,000 shares of common stock.  We also agreed to issue certain additional shares of our common stock, or pay cash, if and to the extent the trading price of our common stock is below certain levels on specified dates.  The terms of the Securities Purchase Agreement and the warrants, including the dilution adjustment provision in the Securities Purchase Agreement and full-ratchet provision in the warrant, may make it difficult for us to raise additional equity capital consistent with prevailing market terms, if at all, while these provisions are effective. We may seek additional capital through one or more additional equity transactions within the next 12 months; however, such transactions will be subject to market conditions and there can be no assurance any such transaction will be completed.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except as required by U.S. federal securities laws.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. The exercise price of the outstanding warrants is $5.00 per share, subject to adjustment under specified circumstances. If all of the warrants are exercised for cash (assuming no price adjustment), we will receive proceeds of $26,250,000, which we will use for general corporate purposes. If at any time after the warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the resale of the shares of our common stock issuable upon exercise of the warrants, the warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

The selling stockholders will pay all underwriting discounts, selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in connection with the sale of the shares, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF THE TRANSACTION

On May 18, 2012, we sold 7,000,000 shares of our common stock and warrants to purchase 5,250,000 shares of common stock, raising $29,190,000 in gross proceeds, in a private placement to four institutional accredited investors, pursuant to the terms of a Securities Purchase Agreement dated as of May 15, 2012. After deducting placement agent’s fees and other offering expenses, the net proceeds from the private placement were approximately $27,200,000.

Pursuant to the terms of the Securities Purchase Agreement, we will be required to issue additional shares of common stock at a specified time to the investors in the event that the price per share of common stock purchased in the private placement ($4.17) exceeds 90% of the average of the ten days lowest volume weighted prices of the common stock during the 20 trading day period starting immediately following the earlier of (i) 20 trading days following the date on which the investors’ securities have been registered for resale with the U.S. Securities and Exchange Commission or (ii) the date on which investors’ securities are able to be sold without restriction under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); provided that, subject to the terms and conditions of the Securities Purchase Agreement, we may be required to issue further additional shares of common stock at one or more additional specified times if the additional shares of common stock are not freely tradable for certain specified minimum periods (the “Dilution Adjustment”). In no event will the number of shares of common stock issuable pursuant to this provision be in excess of Nasdaq's 19.99% share cap, representing a maximum possible issuance of approximately 9,588,200 shares of our common stock, or 2,588,200 additional shares over the initial 7,000,000 shares issued at closing. For each share of common stock that would have been issuable but for the Nasdaq share cap, we agreed to pay the investors the cash value of each such additional share not permitted to be issued. During the period from May 15, 2012 through the last adjustment date under the Securities Purchase Agreement, the investors have agreed that neither they nor their affiliates will maintain a net short position in our stock, or engage in any short sales in or with respect to any period during which the number of additional shares is being determined.

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The warrants are exercisable at an exercise price of $5.00 per share commencing on November 18, 2012 (six months after the closing date) and expiring five years after the date on which they become exercisable. The exercise price of the warrants (but not the number of underlying shares) is subject to adjustment under certain circumstances, including “full-ratchet” anti-dilution protection upon the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-existing exercise price, with certain exceptions and subject to a “floor” price of $4.17 per share (the closing price of our stock on May 15, 2012). The warrants contain limitations that prevent the holder of any warrants from acquiring shares upon exercise of a warrant that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99% of the total number of shares of our common stock then issued and outstanding (which limit may be raised to 9.99% upon the request of the holder upon no less than 61 days prior notice to us). In addition, upon certain changes in control, the holder of a warrant can elect to receive, subject to certain limitations and assumptions, cash equal to the Black-Scholes value of the outstanding warrants.

In connection with the offering, we also entered into a Registration Rights Agreement with the investors. Pursuant to the terms of the Registration Rights Agreement, we granted to the investors certain registration rights related to the shares of common stock issued and issuable in the private placement, including the shares issuable upon exercise of the warrants. We have filed this registration statement for the resale of the shares of common stock issued and issuable pursuant to the Securities Purchase Agreement (including the shares of common stock issuable upon exercise of the warrants) in accordance with the terms of the Registration Rights Agreement and have agreed to use our reasonable best efforts to cause this registration statement to be declared effective within 90 days following the May 18, 2012 closing date (or 120 days following the closing date if the SEC determines to review the registration statement). We may incur liquidated damages if we do not meet our registration obligations under the Registration Rights Agreement. We also agreed to other customary obligations regarding registration, including indemnification and maintenance of the registration statement.

The foregoing summary of the Securities Purchase Agreement, Warrant and Registration Rights Agreement is qualified in its entirety by reference to the full text of those documents or the forms thereof that are included as exhibits to our current report on Form 8-K filed with the SEC on May 16, 2012.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to 15,050,000 shares of our common stock by the selling stockholders. The number of shares the selling stockholders may sell includes 7,000,000 shares of common stock that are currently outstanding, plus 5,250,000 shares of common stock that they may receive if they exercise their warrants (subject to the ownership limitation described below) and 2,800,000 additional shares of common stock that may potentially be issuable in connection with the Dilution Adjustment, as more fully described under “Description of the Transaction” above. The number of additional shares is calculated as 40% of the number of shares of common stock purchased in the transaction, which is an approximation of the initial required registration amount under the terms of the Registration Rights Agreement.

We are prohibited from effecting the exercise of the warrants to the extent that, as a result of the exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is increased by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such exercise.  The ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the ownership limitation while never holding more than this limit. The number of shares included in the “Common Stock Offered Pursuant to this Prospectus” column does not reflect the ownership limitation.

The following table, based upon information currently known by us, sets forth as of June 7, 2012: (i) the number of shares held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the selling stockholders. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after June 7, 2012, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders named below.

None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as described in “Description of the Transaction” above. The persons named in the table below have sole or shared voting and investment power with respect to the number of shares indicated as beneficially owned by them.

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The percentage of beneficial ownership in the table below is based on 54,941,040 shares of our common stock outstanding. None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), nor is it affiliated with such a broker-dealer, except as noted below. The selling stockholders acquired their respective shares in the ordinary course of such selling stockholder’s business and, at the time of the acquisition of the shares to be resold pursuant to this prospectus, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute them.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering
Hudson Bay Master Fund Ltd. (2) 777 Third Avenue, 30th Floor New York, NY 10017	3,644,172 (3)	7,604,916 (4)	107,002	*

Capital Ventures International (5) c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, CA 94111	1,712,830 (6)	3,682,584 (7)	0	--

Hartz Capital Investments, LLC (8) Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020	1,199,041 (9)	2,577,938 (10)	0	--

Empery Asset Master, Ltd. (11) Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020	550,959 (12)	1,184,562 (13)	0	--

Total		15,050,000

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*	Less than 1% of outstanding shares of common stock.

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the shares listed in the table above. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities.

(3)	Represents the shares of common stock purchased in our May 2012 private placement and other shares of common stock purchased in the open market. Does not include (i) 2,652,878 shares of our common stock issuable upon exercise of the warrants purchased in our May 2012 private placement, which are not currently beneficially owned since such warrants are not exercisable prior to November 18, 2012, but within 60 days of such date, will be beneficially owned subject to the ownership limitation described above, or (ii) 1,414,868 additional shares of common stock that may potentially be issuable in connection with the Dilution Adjustment, as described under “Description of the Transaction” above.

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(4)	Represents (i) 3,537,170 shares of common stock purchased in our May 2012 private placement, (ii) 2,652,878 shares of common stock issuable upon exercise of the warrants purchased in our May 2012 private placement and (iii) 1,414,868 shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

(5)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers.

(6)	Represents only the shares of the common stock purchased in our May 2012 private placement. Does not include (i) 1,284,622 shares of our common stock issuable upon exercise of the warrants purchased in our May 2012 private placement, which are not currently beneficially owned since such warrants are not exercisable prior to November 18, 2012, but within 60 days of such date, will be beneficially owned subject to the ownership limitation described above, or (ii) 685,132 additional shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

(7)	Represents (i) 1,712,830 shares of common stock purchased in our May 2012 private placement, (ii) 1,284,622 shares of common stock issuable upon exercise of the warrants purchased in our May 2012 private placement and (iii) 685,132 shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

(8)	Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC c/o Empery Asset Management LP ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as managing partners of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(9)	Represents only the shares of common stock purchased in our May 2012 private placement. Does not include (i) 899,281 shares of our common stock issuable upon exercise of the warrants purchased in our May 2012 private placement, which are not currently beneficially owned since such warrants are not exercisable prior to November 18, 2012, but within 60 days of such date, will be beneficially owned subject to the ownership limitation described above, or (ii) 479,616 additional shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

(10)	Represents (i) 1,199,041 shares of common stock purchased in our May 2012 private placement, (ii) 899,281 shares of common stock issuable upon exercise of the warrants purchased in our May 2012 private placement and (iii) 479,616 shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

(11)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as managing partners of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(12)	Represents only the shares of common stock purchased in our May 2012 private placement. Does not include (i) 413,219 shares of our common stock issuable upon exercise of the warrants purchased in our May 2012 private placement, which are not currently beneficially owned since such warrants are not exercisable prior to November 18, 2012, but within 60 days of such date, will be beneficially owned subject to the ownership limitation described above, or (ii) 220,384 additional shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

(13)	Represents (i) 550,959 shares of common stock purchased in our May 2012 private placement, (ii) 413,219 shares of common stock issuable upon exercise of the warrants purchased in our May 2012 private placement and (iii) 220,384 shares of common stock that may potentially be issuable in connection with the Dilution Adjustment.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issued and issuable pursuant to the Securities Purchase Agreement and upon exercise of the warrants to permit the resale of these shares of common stock by the holders thereof and holders of the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $40,000 in total, including, without limitation, the SEC registration fee and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Greenberg Traurig, LLP has opined as to the legality of the shares of common stock being offered by this registration statement.

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EXPERTS

The audited consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting, of KIT digital, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of ioko365 Limited as of September 30, 2010 and 2009 and each of the two years then ended included in our current report on Form 8-K/A dated May 24, 2011, have been audited by Garbutt & Elliott LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.kit-digital.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2011, as amended;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(3)	Our Current Reports on Form 8-K filed on January 6, 2012, March 23, 2012, March 29, 2012, April 17, 2012, May 10, 2012, May 16, 2012, May 21, 2012, June 1, 2012, June 7, 2012 and June 13, 2012, and on Form 8-K/A filed on March 16, 2012 and April 18, 2012;

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(4)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(5)	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 11, 2009, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

KIT digital, Inc.

26 West 17th Street - 2nd Floor

New York, New York 10011

Attn: Investor Relations

Tel.: +1 (646) 553-4845

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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